Exhibit 99.B(d)(22)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Artisan Partners Limited Partnership

As of June 27, 2008, as amended October 1, 2011

SEI INSTITUTIONAL INVESTMENTS TRUST

Emerging Markets Equity Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Artisan Partners Limited Partnership

As of June 27, 2008, as amended October 1, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Artisan Partners Limited Partnership By: Artisan Investments GP LLC, its General Partner

By:	By:
/s/ Sandra M. Schaufler	/s/ Sarah A. Johnson

Name:	Name:
Sandra M. Schaufler	Sarah A. Johnson

Title:	Title:
Vice President	Vice President